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K  P  M  G

          KPMG LLP
          Chartered Accountants
          3700 Steeles Avenue West                   Telephone (905) 264-4100
          Suite 600                                  Telefax (905) 856-2160
          Vaughan ON L4L 8K8                         Toronto Line (416) 366-KPMG
                                                     www.kpmg.ca

PRIVATE & CONFIDENTIAL

Securities and Exchange Commission
Washington, D.C.
20549


August 22, 2002


Dear Sir/Madam:

We were previously principal accountants for Innofone.com Inc. and under the date of September 27, 2001 we reported on the consolidated financial statements of Innofone.com Inc. ("Innofone") as of and for the years ended June 30, 2000 and 2001. On August 13, 2002 our appointment as principal accountants was terminated. We have read the Innofone.com Inc. statements included under Item 4 of its Form 8-K dated August 20, 2002 and we agree with such statements except as follows;

We do not agree with Innofone's statement that KPMG LLP did not have any adverse opinions, disclaimers of opinion, modifications or qualifications because -

KPMG LLP's reports on the consolidated financial Statements of Innofone as of and for the years ended June 30, 2001 and 2000 was modified to include "Comments for U.S. Readers on Canada - U.S. Reporting Difference" due to the existence of conditions and events that cast substantial doubt on the company's ability to continue as a going concern. The Comments in our report dated September 27, 2001 stated, "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(a), the wholly owned and sole operating subsidiary, Innofone Canada Inc. has been declared bankrupt on May 3, 2001 rendering the Company inactive. As explained in note 14, the Company has signed an Agreement and Plan of Reorganization whereby the Company intends to acquire Digital Micro Distribution Canada Inc. that will result in a recapitalization of the Company."

In addition, we are not in a position to agree or disagree with Innofone's statements (a) that the change was approved by the board of directors and (b) that Innofone's new auditor was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Innofone's financial statements.








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KPMG LLP was engaged to and did not review quarterly or interim financial statements of Innofone subsequent to June 30, 2001. This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of our most recent auditors' report.

Yours very truly,


/s/ KPMG LLP
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/et